UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 28, 2006
InfraSource Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32164	03-0523754

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Sixth Street, Suite 300 Media, Pennsylvania	19063

(Address of principal executive offices)	(Zip Code)
(610) 480-8000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
     On August 28, 2006, InfraSource Services, Inc. (the “Company”) entered into a Management Agreement (the “Management Agreement”) with Peter Walier, its newly appointed Executive Vice President, Electric. Under the Management Agreement, Mr. Walier will be paid a sign-on payment of $100,000, a base salary of $250,000 per year, is eligible to participate in the Company’s Annual Incentive Compensation Program, with a guaranteed incentive payment for plan year 2006 of $100,000, and has the right to receive options to acquire 50,000 shares of Common Stock in accordance with the Company’s Long Term Incentive Plan, with such award to be made by the Board of Directors. In the event Mr. Walier is terminated by the Company, other than due to death or disability or for cause, Mr. Walier shall receive cash severance payments in the amount of his base salary at the time of the termination for twelve months. The Management Agreement also contains a non-compete covenant that lasts for twenty-four months following termination.
     The Management Agreement with Mr. Walier will be attached as an exhibit to the Company’s upcoming Quarterly Report on Form 10-Q for the period ending September 30, 2006.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On August 31, 2006, the Company announced the appointment of Peter Walier to the position of Executive Vice President, Electric of the Company. The press release announcing such appointment is attached to this Form 8-K as an exhibit and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
     (c) Exhibits
          99 Press Release, issued by InfraSource Services, Inc., dated August 31, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFRASOURCE SERVICES, INC. (Registrant)
	By:	/s/ Deborah C. Lofton
Date: August 31, 2006		Name	Deborah C. Lofton
		Title:	Senior Vice President, General Counsel and Secretary

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